[LETTERHEAD OF SULLIVAN & CROMWELL]



                                                               November 17, 2000



VIA EDGAR

Securities and Exchange Commission,
   450 Fifth Street, N.W.,
      Washington, D.C.  20549.

Attention: Ruth Sanders

         Re:  Express Scripts Automatic Exchange Security
              Trust - Withdrawal Of Amendment No. 5 to
              Registration Statements on Form N-2,
              File Nos. 333-77547 / 811-09319
              (accession number 0000950123-00-009455)
              -------------------------------------------


         On behalf of Express Scripts Automatic Exchange Security Trust (the "Trust"), we filed via EDGAR on October 17, 2000 a Pre-Effective Amendment No. 5 to Registration Statement on Form N-2 under the Investment Company Act of 1940 and the Securities Act of 1933. We respectfully request that, pursuant to Rule 477 the above-captioned amendment be withdrawn.


                                            Very truly yours,

                                            /s/ Alexander Kaplun

                                            Alexander Kaplun


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Securities and Exchange Commission                                    -2-



cc:  Paul S. Efron
     Kenneth L. Josselyn
     Michael E. Kaine
     (Goldman, Sachs & Co.)

     Briccio B. Barrientos
     (Securities and Exchange Commission)